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Exhibit 1

        ERP OPERATING LIMITED PARTNERSHIP
(an Illinois limited partnership)

$400,000,000 6.625% Notes due March 15, 2012

TERMS AGREEMENT

        Dated: March 11, 2002

To:	ERP Operating Limited Partnership c/o Equity Residential Properties Trust Two North Riverside Plaza Chicago, Illinois 60606 Attention: David J. Neithercut

Ladies and Gentlemen:

        We (the "Representatives") understand that ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), proposes to issue and sell $400,000,000 aggregate principal amount of 6.625% Notes due March 15, 2012 (the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the "Underwriters") severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
Banc of America Securities LLC	$160,000,000
J.P. Morgan Securities Inc.	160,000,000
Banc One Capital Markets, Inc.	30,000,000
First Union Securities, Inc.	30,000,000
Commerzbank Capital Markets Corporation	10,000,000
PNC Capital Markets, Inc	10,000,000

Total	$400,000,000

        The Underwritten Securities shall have the following terms:

Title:	6.625% Notes due March 15, 2012
Principal Amount to be Issued:	$400,000,000
Currency:	U.S. Dollars
Current Ratings:	Baa1 by Moody's Investors Services, Inc. BBB+ by Standard & Poor's Ratings Services
Form:	Registered book-entry form
Initial Price to Public:	99.266% of the principal amount of the Underwritten Securities plus accrued interest, if any, from March 14, 2002
Purchase Price:	98.616% of the principal amount of the Underwritten Securities
Settlement Date, Time and Place:
March 14, 2002, at 9:00 a.m. New York City time at the offices of Piper Marbury Rudnick & Wolfe, 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601 for the delivery of documents; delivery of funds on March 14, 2002, in accordance with DTC procedures for the Underwritten Securities
Stated Maturity Date:	March 15, 2012
Interest Rate:	6.625%
Interest Payment Dates:	Interest on the Notes will be payable semi-annually in arrears, on March 15 and September 15 of each year, beginning September 15, 2002
Redemption:
ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such Underwritten Securities (collectively, the "Redemption Price"). Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such persons to be redeemed.
Delayed Contracts:	Not authorized
Other:
ERP is required to maintain Total Unencumbered Assets (as defined in the Prospectus) of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt (as defined in the Prospectus) of ERP.

        All the provisions contained in the document attached as Annex A hereto entitled "ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions" are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

        Please accept this offer no later than 6:00 P.M. (New York City time) on March 11, 2002, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours
BANC OF AMERICA SECURITIES LLC
By:	/s/ LILY CHANG Name: Lily Chang Title: Principal
J.P. MORGAN SECURITIES INC.
By:	/s/ JOSE C. PADILLA Name: Jose C. Padilla Title: Vice President
Each acting on behalf of itself and the other named Underwriters.
Accepted:
ERP OPERATING LIMITED PARTNERSHIP
By:	EQUITY RESIDENTIAL PROPERTIES TRUST, not individually but as General Partner
	By:	/s/ DAVID J. NEITHERCUT Name: David J. Neithercut Title: Executive Vice President and Chief Financial Officer

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  Exhibit 1
TERMS AGREEMENT